UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 13, 2005 Date of Report (Date of earliest event reported)

NU SKIN ENTERPRISES, INC. (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-12421 (Commission File Number)	87-0565309 (IRS Employer Identification Number)

75 West Center Street
Provo, UT 84601
(Address of principal executive offices and zip code)

(801) 345-1000
 (Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01             Entry into a Material Definitive Agreement.

On December 13, 2005, the Compensation Committee of the Board of Directors of Nu Skin Enterprises, Inc. (the “Company”) approved the Nu Skin Enterprises, Inc. Deferred Compensation (the “Plan”). The Committee adopted the Plan in replacement of previously existing deferred compensation arrangements in order to comply with recently enacted federal legislation imposing new restrictions on nonqualified deferred compensation plans. The previously existing plans were amended to become subject to the terms of the Plan, except for several plans that were not required to be amended under the new regulations and under which no deferrals will be made going forward. The Plan expands the group of eligible participants, allowing a select group of management (including each of the executive officers), highly compensated employees, and directors to defer a portion of their compensation beginning in January of 2006, and receive and pay income taxes on the deferred amounts at a later date.

The Plan is administered by the Compensation Committee. Each eligible participant may elect to defer, pursuant to the terms of the Plan, up to 80% of his or her base salary and up to 100% of his or her bonus that otherwise would be payable in a calendar year. A participant’s compensation deferrals are credited to the participant’s deferral account (“Deferral Account”) maintained pursuant to the Plan. The Company may also elect to contribute money to a participant’s company contribution account (“Company Contribution Account”). The Company has historically contributed 10% of the base salary annually for certain designated executives. The Company currently intends to continue to make contributions for these executives at similar levels. Amounts included in a participant’s Deferral Account are fully vested at all times. Amounts included in a participant’s Company Contribution Account become fully vested upon the earliest to occur of the following events: (1) participant attains 60 years of age, (2) participant has been employed by the Company for a period of twenty years, or (3) Participant’s death or disability as defined in the Plan. The Plan administrator may elect to accelerate vesting in certain circumstances, including a change in control.

Investment returns are based on one or more investment funds selected by a participant from among those provided under the Plan, and such selected investment funds may vary from time to time. However, the Plan administrator will not be bound by such selection. Each participant’s Deferral Account and Company Contribution Account will be adjusted to reflect the positive or negative investment result of the selected investment option.

With certain exceptions, the balances of a participant’s accounts under the Plan will be paid or commence to be paid after the earlier of (1) a fixed payment date, as elected by the participant if the participant is still employed; or (2) the participant’s death, disability or separation from service with the Company. Participants may generally elect that payments be made in a lump sum or installments in the year specified by the participant, if still employed, or upon his or her separation from service, although the Company may mandate payment in the form of a lump sum in certain circumstances. In addition, in the event of an unforeseeable financial emergency, a participant may make a written request to the Plan administrator for a hardship withdrawal from his or her Deferral Account and Company Contribution Account.

In connection with the Plan, on December 13, 2005 the Board of Directors of the Company approved the creation of a grantor trust, commonly known as a “Rabbi Trust” (the “Trust”), and certain officers of the Company were appointed as trustees of the Trust. The assets of the Trust will be used to pay the benefits under the Plan. As a result, the Company’s payment obligations under the Plan will be general unsecured obligations of the Company to pay deferred amounts to participants from the general assets of the Company, and will rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. No benefit which will be payable under the Plan to any person will be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge. The payment obligations are not convertible into any other security of the Company. Each participant in the Plan will be responsible for enforcing his or her own rights with respect to the payment obligations.

The Plan may be modified, altered or amended at any time, provided that such modification, alteration or amendment will not reduce any participant’s interest in the Plan. The Plan may be terminated at any time, provided that the termination of the Plan will not adversely affect any participant or beneficiary of a participant who has become entitled to the payment of   any benefits under the Plan as of the date of termination; provided, however, that to the extent permissible under Internal Revenue Code Section 409A and related regulations and guidance, if the Plan is terminated with respect to all participants, the Company will have the right to immediately pay all benefits in a lump sum following such termination.

The Plan, the Trust, and the form of amendment to previously existing deferred compensation plans are attached as Exhibit 99.1, Exhibit 99.2, and Exhibit 99.3 to this report, respectively, and each is incorporated by reference.

Item 9.01             Financial Statements and Exhibits.

(c)     Exhibit.

99.1	Nu Skin Enterprises, Inc. Deferred Compensation Plan dated December 14, 2005.

99.2	Nu Skin Enterprises, Inc. Nonqualified Deferred Compensation Trust dated December 14, 2005.

99.3	Form of Amendment to the Deferred Compensation Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NU SKIN ENTERPRISES, INC. (Registrant) /s/ Ritch N. Wood Ritch N. Wood Chief Financial Officer

Date: December 19, 2005

EXHIBIT INDEX

Exhibit No.	Exhibit Description
99.1	Nu Skin Enterprises, Inc. Deferred Compensation Plan dated December 14, 2005.

99.2	Nu Skin Enterprises, Inc. Nonqualified Deferred Compensation Trust dated December 14, 2005.

99.3	Form of Amendment to the Deferred Compensation Plan.